EXHIBIT 5.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--302, Defined Asset Funds (California Insured, New Jersey Insured, New York and Pennsylvania Insured Trusts):

We consent to the use in this Registration Statement No. 333-11965 of our report dated January 10, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--302, Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, NY
January 10, 1997